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                                                             THE BEAR STEARNS COMPANIES INC.
                                               STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES            EXHIBIT 12
                                                             (In thousands, except for ratio)

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                               (Unaudited)        (Unaudited)
                              Three Months       Three Months     Fiscal Year   Fiscal Year  Fiscal Year   Fiscal Year   Fiscal Year
                                  Ended              Ended           Ended         Ended        Ended         Ended         Ended
                           September 24,1999   September 25,1998  June 30,1999 June 30,1998  June 30,1997  June 30,1996 June 30,1995
                           ---------------------------------------------------------------------------------------------------------
Earnings before taxes
    on income                 $   249,577       $    93,309      $ 1,064,108      $ 1,063,492  $ 1,013,690  $   834,926  $   388,082
                              ------------------------------------------------------------------------------------------------------

Add: Fixed Charges
      Interest                    844,395           939,703 (1)    3,379,914       3,638,513     2,551,364    1,981,171    1,678,515
      Interest factor in rents      7,569             7,706           31,363          30,130        26,516       25,672       24,594
                              ------------------------------------------------------------------------------------------------------
    Total fixed charges           851,964           947,409        3,411,277       3,668,643     2,577,880    2,006,843    1,703,109
                              ------------------------------------------------------------------------------------------------------
Earnings before fixed charges
   and taxes on income        $ 1,101,541       $ 1,040,718      $ 4,475,385     $ 4,732,135   $ 3,591,570  $ 2,841,769  $ 2,091,191
                              ======================================================================================================
Ratio of earnings to
     fixed charges                    1.3               1.1              1.3             1.3           1.4          1.4          1.2
                              ======================================================================================================

(1) This amount has been changed to conform to the current period's presentation.

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